Exhibit 99.2
For Immediate News Release
February 8, 2023

AVALONBAY COMMUNITIES, INC. ANNOUNCES 2022
OPERATING RESULTS, 3.8% DIVIDEND INCREASE
AND INITIAL 2023 FINANCIAL OUTLOOK
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months ended December 31, 2022 and 2021 as detailed below.

	Q4 2022	Q4 2021	%
			Change
EPS	$1.72	$2.40	(28.3)%
FFO per share (1)	$2.57	$2.27	13.2%
Core FFO per share (1)	$2.59	$2.27	14.1%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 14, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2022 to its results for the prior year period:

Q4 2022 Results Compared to Q4 2021
	Per Share
	EPS	FFO	Core FFO
Q4 2021 per share reported results	$2.40	$2.27	$2.27
Same Store Residential NOI (1)	0.29	0.29	0.29
Development and Other Stabilized Residential NOI	0.08	0.08	0.08
Commercial NOI	0.01	0.01	0.01
Overhead and other	(0.10)	(0.10)	(0.05)
Capital markets and transaction activity	—	0.01	(0.03)
Unconsolidated investment income	0.03	0.03	0.02
Income taxes	(0.02)	(0.02)	—
Gain on sale of real estate and depreciation expense	(0.97)	—	—
Q4 2022 per share reported results	$1.72	$2.57	$2.59

(1) Consists of increases of $0.38 in revenue and $0.09 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2022 to its November 2022 outlook:

Q4 2022 Results Compared to November 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.75	$2.57	$2.60
Same Store Residential NOI (2)	(0.02)	(0.02)	(0.02)
Development and Other Stabilized Residential NOI	—	—	—
Commercial NOI	—	—	—
Overhead and other	(0.06)	(0.06)	(0.02)
Capital markets and transaction activity	0.04	0.04	0.01
Unconsolidated investment income and other	0.07	0.07	0.02
Income taxes	(0.03)	(0.03)	—
Gain on sale of real estate and depreciation expense	(0.03)	—	—
Q4 2022 per share reported results	$1.72	$2.57	$2.59

(1) The mid-point of the Company's November 2022 outlook.
(2) Consists of $0.01 for revenue and $0.01 for operating expenses.

EPS, FFO per share and Core FFO per share for the years ended December 31, 2022 and 2021 are detailed below.

	Full Year 2022	Full Year 2021	%
			Change
EPS	$8.12	$7.19	12.9%
FFO per share	$9.67	$8.13	18.9%
Core FFO per share	$9.79	$8.26	18.5%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the year ended December 31, 2022 to its results for the prior year:

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Full Year 2022 Results Compared to Full Year 2021
	Per Share
	EPS	FFO	Core FFO
2021 per share reported results	$7.19	$8.13	$8.26
Same Store Residential NOI (1)	1.29	1.29	1.29
Development and Other Stabilized Residential NOI	0.42	0.42	0.42
Commercial NOI	0.07	0.07	0.07
Overhead and other	(0.26)	(0.26)	(0.20)
Capital markets and transaction activity	0.04	0.04	(0.10)
Unconsolidated investment income	0.04	0.04	0.05
Income taxes	(0.06)	(0.06)	—
Gain on sale of real estate and depreciation expense	(0.61)	—	—
2022 per share reported results	$8.12	$9.67	$9.79

(1) Consists of increases of $1.57 in revenue and $0.28 in operating expenses.

Same Store Operating Results for the Three Months Ended December 31, 2022 Compared to the Prior Year Period

Same Store total revenue increased $53,664,000, or 10.2%, to $578,448,000. Same Store Residential rental revenue increased $53,447,000, or 10.3%, to $571,828,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q4 2022 Compared to Q4 2021
Residential rental revenue
Lease rates	8.9%
Concessions and other discounts	1.7%
Economic occupancy	(0.3)%
Other rental revenue	1.2%
Uncollectible lease revenue (excluding rent relief) (1)	1.2%
Rent relief (2)	(2.4)%
Residential rental revenue	10.3%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 3.0% in Q4 2022 from 4.5% in Q4 2021. See Attachment 14, table 10 for further detail of uncollectible lease revenue for the Company’s Same Store portfolio.

(2) The Company recognized $3,060,000 and $15,452,000 from government rent relief programs during Q4 2022 and Q4 2021, respectively.

Same Store Residential operating expenses increased $13,028,000, or 8.2%, to $171,600,000 and Same Store Residential NOI increased $40,573,000, or 11.3%, to $400,722,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended December 31, 2022 compared to the three months ended December 31, 2021:

Q4 2022 Compared to Q4 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q4 2022 NOI

			NOI
New England	13.3%	8.5%	15.9%	15.0%
Metro NY/NJ	13.4%	7.7%	15.8%	21.5%
Mid-Atlantic	8.4%	4.4%	10.2%	14.8%
Southeast FL	17.4%	34.4%	9.6%	1.6%
Denver, CO	13.2%	10.6%	14.2%	1.3%
Pacific NW	14.2%	9.2%	16.4%	6.2%
N. California	9.7%	10.6%	9.4%	18.3%
S. California	5.5%	7.0%	5.0%	21.3%
Total	10.3%	8.2%	11.3%	100.0%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex"), for discussion of variances.

Same Store Operating Results for the Year Ended December 31, 2022 Compared to the Prior Year

Same Store total revenue increased $222,830,000, or 11.0%, to $2,250,368,000. Same Store Residential rental revenue increased $218,692,000, or 10.9%, to $2,224,125,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
Full Year 2022 Compared to Full Year 2021
Residential rental revenue
Lease rates	7.8%
Concessions and other discounts	1.9%
Economic occupancy	0.1%
Other rental revenue	1.0%
Uncollectible lease revenue (excluding rent relief) (1)	(0.1)%
Rent relief (2)	0.2%
Residential rental revenue	10.9%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 3.4% in 2022 from 3.7% in 2021.
(2) The Company recognized $36,778,000 and $31,823,000 from government rent relief programs during 2022 and 2021, respectively.

Same Store Residential operating expenses increased $39,015,000, or 6.0%, to $685,469,000 and Same Store Residential NOI increased $179,941,000, or 13.2%, to $1,540,390,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the year ended December 31, 2022 compared to the year ended December 31, 2021:

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Full Year 2022 Compared to Full Year 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of 2022 NOI

			NOI
New England	12.5%	6.0%	16.2%	14.7%
Metro NY/NJ	12.2%	8.0%	14.2%	20.8%
Mid-Atlantic	7.4%	4.6%	8.8%	14.6%
Southeast FL	20.7%	10.4%	27.0%	1.6%
Denver, CO	13.1%	(1.3)%	19.5%	1.3%
Pacific NW	15.3%	4.8%	20.3%	6.4%
N. California	8.3%	5.8%	9.4%	18.5%
S. California	11.2%	5.9%	13.6%	22.1%
Total	10.9%	6.0%	13.2%	100.0%

(1) See Attachment 6, Full Year Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Opex, for discussion of variances.

Development Activity

Consolidated Development Communities

During the three months ended December 31, 2022, the Company completed the development of Avalon Harbor Isle, located in Island Park, NY. Avalon Harbor Isle contains 172 apartment homes and was constructed for a Total Capital Cost of $94,000,000.

During the three months ended December 31, 2022, the Company started construction of Kanso Milford, located in Milford, MA. Kanso Milford is expected to contain 162 apartment homes when completed and be developed for an estimated Total Capital Cost of $66,000,000.

During 2022, the Company:

•completed the development of five communities containing an aggregate of 1,858 apartment homes for an aggregate Total Capital Cost of $692,000,000; and

•commenced the development of five communities, which in the aggregate are expected to contain 1,845 apartment homes when completed and be developed for an estimated Total Capital Cost of $729,000,000.

At December 31, 2022, the Company had 17 consolidated Development communities under construction that are expected to contain 5,417 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,259,000,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2022, the Company sold Avalon Park Crest, a wholly-owned community, located in Tysons Corner, VA. Avalon Park Crest contains 354 apartment homes and was sold for $145,500,000, resulting in a gain in accordance with GAAP of $88,156,000 and an Economic Gain of $65,764,000.

During the year ended December 31, 2022, the Company sold nine wholly-owned communities containing an aggregate of 2,062 apartment homes. These assets were sold for $924,450,000 and a weighted average initial Market Cap Rate of 4.0%, resulting in a gain in accordance with GAAP of $554,826,000 and an Economic Gain of $404,449,000.

During the three months and year ended December 31, 2022, the Company sold two and 40, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $6,520,000 and $126,848,000, respectively. As of December 31, 2022, the Company has sold 163 of the 172 residential condominiums for aggregate gross proceeds of $478,679,000.

Unconsolidated Real Estate Investments

During the year ended December 31, 2022, Archstone Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold its final three communities, Avalon Grosvenor Tower, Avalon Studio 4121 and Avalon Station 250. These communities contain an aggregate of 671 apartment homes and were sold for $313,500,000. With the disposition of these communities, the Company recognized $4,690,000 in joint venture income associated with its promoted interest in the U.S. Fund.

Acquisition Activity

During the three months ended December 31, 2022, the Company acquired Avalon Highland Creek, a wholly-owned community, located in Charlotte, NC, containing 260 apartment homes for a purchase price of $76,700,000.

During the year ended December 31, 2022, the Company acquired four wholly-owned communities containing 1,313 apartment homes and 16,000 square feet of commercial space for a total purchase price of $536,200,000.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Structured Investment Program Activity

During 2022, the Company entered into the first commitments under its Structured Investment Program, through which the Company will provide mezzanine loans or preferred equity to third party multifamily developers. The initial commitments are for three mezzanine loans of up to $92,375,000 in the aggregate. These commitments are to fund multifamily development projects in the Company's existing markets. At December 31, 2022, the commitments had a weighted average rate of return of 9.8% and the Company had funded $29,352,000 of these commitments.

Liquidity and Capital Markets

As of December 31, 2022, the Company did not have any borrowings outstanding under its $2,250,000,000 unsecured revolving credit facility (the "Credit Facility") or its $500,000,000 unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program. The Company had $2,248,086,000 available under the Credit Facility after considering its commercial paper program and letters of credit as of December 31, 2022.

In addition, at December 31, 2022, the Company had $613,189,000 in unrestricted cash and cash equivalents and $121,056,000 in cash in escrow, which is restricted primarily related to principal reserve funds for secured borrowing arrangements.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2022 was 4.5 times and Unencumbered NOI (as defined in this release) for the year ended December 31, 2022 was 95%.

During the three months ended December 31, 2022, the Company issued $350,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds before offering costs of $346,290,000. The notes mature in February 2033 and were issued with a 5.00% coupon. The effective interest rate of the notes is 4.37%, including the impact of offering costs and hedging activity.

During the year ended December 31, 2022, in addition to the debt activity discussed above, the Company had the following debt activity:

•The Company repaid its $100,000,000 principal amount variable rate unsecured term loan at its maturity. The variable rate unsecured term loan was indexed to LIBOR plus 0.90% and entered into in February 2017.

•The Company repaid $35,276,000 principal amount secured fixed rate debt with an effective rate of 6.16% in advance of the October 2047 maturity date, recognizing a loss on debt extinguishment of $1,399,000 composed of prepayment penalties and the non-cash write off of unamortized deferred financing costs.

During the three months ended December 31, 2022, the Company settled the outstanding forward contracts entered into in December 2021 under its current continuous equity program, selling 68,577 shares of common stock for $229.34 per share, for net proceeds of $15,727,000.

During the second quarter of 2022, in connection with an underwritten offering of shares, the Company entered into forward contracts to sell 2,000,000 shares of common stock by the end of 2023 for an initial forward sales price of $247.30 per share and approximate proceeds of $494,200,000 net of offering fees and discounts and based on the initial forward price (the "Equity Forward"). The proceeds that the Company expects to receive on the date or dates of settlement are subject to certain customary adjustments during the term of the forward contract for the Company's dividends and a daily interest charge.

First Quarter 2023 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2023 of $1.65 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 3.8% increase over the Company’s prior quarterly dividend of $1.59 per share. The dividend is payable on April 17, 2023 to common stockholders of record as of March 31, 2023.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts and expected growth in taxable income.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

First Quarter and Full Year 2023 Financial Outlook

The following presents a summary of the Company's financial outlook for 2023, further details for which are provided in Attachment 13.

For its first quarter and full year 2023 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2023			Full Year 2023
	Low		High	Low		High
Projected EPS	$1.05	—	$1.15	$6.25	—	$6.75
Projected FFO per share	$2.46	—	$2.56	$9.99	—	$10.49
Projected Core FFO per share	$2.47	—	$2.57	$10.06	—	$10.56

(1) See Attachment 14, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2022 to its 2023 full year financial outlook:

Full Year 2023 Outlook Comparison to Full Year 2022 Full Year Results
	Per Share
	EPS	FFO	Core FFO
2022 per share reported results	$8.12	$9.67	$9.79
Same Store NOI (1)	0.51	0.51	0.51
Development and Other Stabilized Residential NOI	0.20	0.20	0.19
Commercial NOI	(0.01)	(0.01)	(0.01)
Overhead and other	0.05	0.05	0.03
Capital markets and transaction activity	(0.08)	(0.08)	(0.10)
Variable rate interest expense	(0.10)	(0.10)	(0.10)
Gain on sale of real estate and depreciation expense	(2.19)	—	—
Projected per share - 2023 outlook (2)	$6.50	$10.24	$10.31

(1) Consists of increases of $0.85 in revenue and $0.34 in operating expenses.
(2) Represents the mid-point of the Company's February 2023 outlook.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the fourth quarter 2022 to its first quarter 2023 financial outlook:

Q4 2022 Results Compared to Q1 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Q4 2022 per share reported results	$1.72	$2.57	$2.59
Same Store NOI (1)	(0.03)	(0.03)	(0.03)
Development and Other Stabilized Residential NOI	—	—	—
Commercial NOI	—	—	—
Overhead and other	(0.02)	(0.02)	(0.03)
Capital markets and transaction activity	—	—	—
Variable rate interest expense	(0.01)	(0.01)	(0.01)
Gain on sale of real estate and depreciation expense	(0.56)	—	—
Projected per share - Q1 2023 outlook (2)	$1.10	$2.51	$2.52

(1) Consists of increases of $0.04 in revenue and $0.07 in operating expenses.
(2) Represents the mid-point of the Company's February 2023 outlook.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 5 - 8, 2023. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http://investors.avalonbay.com.

Other Matters

The Company will hold a conference call on February 9, 2023 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2022 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from February 9, 2023 at 4:00 PM ET to March 9, 2023, dial 844-512-2921 and use replay passcode: 13734358. A webcast of the conference call will also be available at http://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://investors.avalonbay.com. To receive future press
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releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://investors.avalonbay.com subsequent to this release and before the market opens on February 9, 2023.

About AvalonBay Communities, Inc.

As of December 31, 2022, the Company owned or held a direct or indirect ownership interest in 294 apartment communities containing 88,475 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; investments made under the Structured Investment Program in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected; our assumptions and expectations in our financial outlook may prove to be too optimistic; the timing and net proceeds of condominium sales at The Park Loggia may not equal our current expectations; litigation costs and consequences may exceed our expectations; and risks related to pandemics, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent, the preferences of consumers and businesses for living and working arrangements, and federal efforts at economic stimulus. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2023 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide
Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://investors.avalonbay.com.

Copyright © 2023 AvalonBay Communities, Inc. All Rights Reserved

Avalon Woburn
Woburn, MA

kanso

Kanso Twinbrook
Rockville, MD

AVA Hollywood at La Pietra Place
Los Angeles, CA

FOURTH QUARTER 2022

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2022

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Full Year Residential Rental Revenue and Occupancy Changes.................................................................................	Attachment 6
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11
Summary of Disposition Activity....................................................................................................................................	Attachment 12

Financial Outlook
2023 Financial Outlook.................................................................................................................................................	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 13 and 14 contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
December 31, 2022
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2022	2021	% Change	2022	2021	% Change
Revenue:
Rental and other income	$666,394	$600,494	11.0%	$2,587,113	$2,291,766	12.9%
Management, development and other fees	3,279	703	366.4%	6,333	3,084	105.4%
Total	669,673	601,197	11.4%	2,593,446	2,294,850	13.0%
Operating expenses:
Direct property operating expenses, excluding property taxes	127,411	115,218	10.6%	509,529	469,123	8.6%
Property taxes	72,266	70,571	2.4%	288,960	283,089	2.1%
Total community operating expenses	199,677	185,789	7.5%	798,489	752,212	6.2%

Property management and other indirect operating expenses	(29,463)	(25,258)	16.6%	(120,625)	(101,730)	18.6%
Expensed transaction, development and other pursuit costs, net of recoveries (1)	(6,700)	(1,331)	403.4%	(16,565)	(3,231)	412.7%
Interest expense, net (1)	(57,461)	(55,711)	3.1%	(230,074)	(220,415)	4.4%
Loss on extinguishment of debt, net	—	(19)	100.0%	(1,646)	(17,787)	(90.7)%
Depreciation expense	(207,232)	(197,036)	5.2%	(814,978)	(758,596)	7.4%
General and administrative expense (1)	(20,741)	(16,481)	25.8%	(74,064)	(69,611)	6.4%
Casualty loss	—	(2)	100.0%	—	(3,119)	100.0%
Income from investments in unconsolidated entities	6,820	5,626	21.2%	53,394	38,585	38.4%
Gain on sale of communities	88,065	213,881	(58.8)%	555,558	602,235	(7.8)%
Gain on other real estate transactions, net	4,944	95	N/A	5,039	2,097	140.3%
Net for-sale condominium activity (2)	(381)	425	N/A	88	(977)	N/A
Income before income taxes	247,847	339,597	(27.0)%	1,151,084	1,010,089	14.0%

Income tax expense (1)	(6,683)	(4,299)	55.5%	(14,646)	(5,733)	155.5%
Net income	241,164	335,298	(28.1)%	1,136,438	1,004,356	13.2%

Net loss (income) attributable to noncontrolling interests	129	(89)	N/A	337	(57)	N/A
Net income attributable to common stockholders	$241,293	$335,209	(28.0)%	$1,136,775	$1,004,299	13.2%

Net income attributable to common stockholders per common share - basic	$1.72	$2.40	(28.3)%	$8.13	$7.19	13.1%
Net income attributable to common stockholders per common share - diluted	$1.72	$2.40	(28.3)%	$8.12	$7.19	12.9%

FFO (1)	$359,135	$317,091	13.3%	$1,353,732	$1,135,681	19.2%
Per common share - diluted	$2.57	$2.27	13.2%	$9.67	$8.13	18.9%

Core FFO (1)	$363,087	$317,551	14.3%	$1,369,999	$1,153,472	18.8%
Per common share - diluted	$2.59	$2.27	14.1%	$9.79	$8.26	18.5%

Dividends declared - common	$222,911	$222,658	0.1%	$891,190	$890,001	0.1%
Per common share	$1.59	$1.59	—%	$6.36	$6.36	—%

Average shares and participating securities outstanding - basic	139,956,721	139,790,984	0.1%	139,891,551	139,681,493	0.2%
Average shares outstanding - diluted	140,007,823	139,928,816	0.1%	139,975,087	139,717,399	0.2%
Total outstanding common shares and operating partnership units	139,924,364	139,759,426	0.1%	139,924,364	139,759,426	0.1%

(1)	Amounts include non-Core items as detailed in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(2)	Amounts include $485 and $634 of for-sale condominium marketing, operating and administrative costs and are offset by $104 and $1,059 of gains on for-sale condominiums for the three months ended December 31, 2022 and 2021, respectively. Amounts include $2,129 and $4,087 of for-sale condominium marketing, operating and administrative costs and are offset by $2,217 and $3,110 of gains on for-sale condominiums for the years ended December 31, 2022 and 2021, respectively. See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2022
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2022	2021

Real estate	$24,619,616	$23,799,947
Less accumulated depreciation	(6,878,556)	(6,208,610)

Net operating real estate	17,741,060	17,591,337
Construction in progress, including land	1,072,543	807,101
Land held for development	179,204	147,546
For-sale condominium inventory (1)	32,532	146,535
Real estate assets held for sale, net	—	17,065

Total real estate, net	19,025,339	18,709,584

Cash and cash equivalents	613,189	420,251
Cash in escrow	121,056	123,537
Resident security deposits	36,815	33,757
Investments in unconsolidated entities	212,084	216,390
Other assets	449,281	398,497

Total assets	$20,457,764	$19,902,016

Unsecured notes, net	$7,602,305	$7,349,394
Unsecured credit facility and commercial paper	—	—
Notes payable, net	713,740	754,153
Resident security deposits	63,700	59,787
Other liabilities	821,781	802,221
Total liabilities	9,201,526	8,965,555

Redeemable noncontrolling interests	2,685	3,368
Equity	11,253,553	10,933,093

Total liabilities and equity	$20,457,764	$19,902,016

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
December 31, 2022
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended December 31, 2022	Quarter Ended September 30, 2022	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021
Residential Rental Revenue (2)
Same Store	69,493	$571,828	$567,890	$555,528	$528,879	$518,381
Other Stabilized (3)	7,527	54,061	50,495	45,104	41,633	37,950
Development/Redevelopment (4)	8,733	26,883	24,436	20,796	17,176	14,545
Commercial Rental Revenue (2)	N/A	10,891	12,577	9,235	9,924	9,284
Total Rental Revenue	85,753	$663,663	$655,398	$630,663	$597,612	$580,160

Residential Operating Expense
Same Store		$171,600	$179,907	$168,458	$165,504	$158,572
Other Stabilized (3)		17,824	17,814	14,668	15,178	13,160
Development/Redevelopment		8,238	8,132	6,879	5,177	5,216
Commercial Operating Expense		1,649	1,572	1,562	1,700	1,339
Total Operating Expense		$199,311	$207,425	$191,567	$187,559	$178,287

Residential NOI (5)
Same Store		$400,722	$388,397	$387,555	$363,716	$360,149
Other Stabilized (3)		37,095	33,432	30,973	26,846	25,081
Development/Redevelopment		18,656	16,318	13,925	12,007	9,338
Commercial NOI (5)		9,242	11,005	7,673	8,224	7,945
Total NOI		$465,715	$449,152	$440,126	$410,793	$402,513

Same Store Average Rental Revenue per Occupied Home (6)		$2,861	$2,839	$2,766	$2,634	$2,586

Same Store Economic Occupancy		95.9%	96.0%	96.4%	96.3%	96.2%

Same Store Turnover (7)
Current year period / Prior year period		38.8% / 37.5%	55.0% / 55.8%	46.8% / 50.8%	35.3% / 44.2%	37.5% / 47.9%
Current year / Prior year		44.0% / 47.1%				47.1% / 52.7%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE (5)
	October 2022	November 2022	December 2022	January 2023
New England	7.0%	4.6%	3.9%	4.9%
Metro NY/NJ	8.8%	7.3%	5.4%	5.7%
Mid-Atlantic	6.2%	5.8%	4.9%	2.3%
Southeast FL	7.4%	7.9%	8.9%	7.3%
Denver, CO	5.3%	4.6%	2.5%	1.9%
Pacific NW	5.2%	2.7%	1.1%	3.0%
N. California	3.8%	3.4%	2.5%	2.6%
S. California	5.2%	5.3%	2.6%	2.4%
Total	6.2%	5.1%	3.6%	3.6%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2022 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(5)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(7)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
December 31, 2022
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(2)
											% Change Excluding Rent Relief (3)
		Q4 22	Q4 21	% Change	Q4 22	Q4 21	% Change	Q4 22	Q4 21	% Change

New England	9,618	$3,206	$2,827	13.4%	96.7%	96.8%	(0.1)%	$89,478	$78,967	13.3%	14.7%

Metro NY/NJ
New York City, NY	3,788	3,936	3,321	18.5%	97.0%	96.9%	0.1%	43,402	36,602	18.6%	19.1%
New York - Suburban	3,202	3,595	3,368	6.7%	95.3%	96.2%	(0.9)%	32,907	31,097	5.8%	7.1%
New Jersey	4,651	3,286	2,837	15.8%	96.3%	97.6%	(1.3)%	44,157	38,567	14.5%	15.8%
Metro NY/NJ	11,641	3,583	3,139	14.1%	96.3%	97.0%	(0.7)%	120,466	106,266	13.4%	14.4%

Mid-Atlantic
Washington Metro	11,015	2,411	2,211	9.0%	94.8%	95.3%	(0.5)%	75,562	69,617	8.5%	9.3%
Baltimore, MD	1,562	2,035	1,875	8.5%	95.8%	97.4%	(1.6)%	9,139	8,546	6.9%	7.2%
Mid-Atlantic	12,577	2,364	2,170	8.9%	95.0%	95.5%	(0.5)%	84,701	78,163	8.4%	9.0%

Southeast FL	1,214	2,861	2,426	17.9%	96.7%	97.2%	(0.5)%	10,082	8,589	17.4%	18.0%

Denver, CO	1,086	2,246	1,995	12.6%	95.4%	94.8%	0.6%	6,979	6,166	13.2%	12.7%

Pacific Northwest	4,807	2,638	2,313	14.1%	94.5%	94.4%	0.1%	35,953	31,487	14.2%	14.6%

Northern California
San Jose, CA	4,723	2,918	2,619	11.4%	95.6%	96.5%	(0.9)%	39,521	35,750	10.5%	11.5%
Oakland - East Bay, CA	4,138	2,647	2,474	7.0%	96.2%	95.9%	0.3%	31,596	29,453	7.3%	8.5%
San Francisco, CA	3,267	3,325	2,998	10.9%	95.8%	95.5%	0.3%	31,207	28,062	11.2%	13.8%
Northern California	12,128	2,935	2,670	9.9%	95.8%	96.0%	(0.2)%	102,324	93,265	9.7%	11.3%

Southern California
Los Angeles, CA	11,284	2,543	2,462	3.3%	96.2%	95.9%	0.3%	82,822	79,910	3.6%	15.0%
Orange County, CA	3,371	2,647	2,388	10.8%	94.8%	96.3%	(1.5)%	25,391	23,240	9.3%	12.9%
San Diego, CA	1,767	2,685	2,414	11.2%	95.8%	96.4%	(0.6)%	13,632	12,328	10.6%	13.0%
Southern California	16,422	2,579	2,442	5.6%	95.9%	96.0%	(0.1)%	121,845	115,478	5.5%	14.3%

Total Same Store	69,493	$2,861	$2,586	10.6%	95.9%	96.2%	(0.3)%	$571,828	$518,381	10.3%	13.1%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021 such that a comparison of Q4 2021 to Q4 2022 is meaningful.
(2) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 8.4%. See Attachment 14, table 9.
(3) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 14, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
December 31, 2022
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(2)
											% Change Excluding Rent Relief (3)
		Q4 22	Q3 22	% Change	Q4 22	Q3 22	% Change	Q4 22	Q3 22	% Change

New England	9,618	$3,206	$3,166	1.3%	96.7%	96.9%	(0.2)%	$89,478	$88,490	1.1%	1.2%

Metro NY/NJ
New York City, NY	3,788	3,936	3,871	1.7%	97.0%	97.2%	(0.2)%	43,402	42,777	1.5%	2.1%
New York - Suburban	3,202	3,595	3,585	0.3%	95.3%	94.6%	0.7%	32,907	32,566	1.0%	2.0%
New Jersey	4,651	3,286	3,255	1.0%	96.3%	96.0%	0.3%	44,157	43,581	1.3%	0.9%
Metro NY/NJ	11,641	3,583	3,546	1.0%	96.3%	96.0%	0.3%	120,466	118,924	1.3%	1.6%

Mid-Atlantic
Washington Metro	11,015	2,411	2,400	0.5%	94.8%	94.9%	(0.1)%	75,562	75,271	0.4%	0.6%
Baltimore, MD	1,562	2,035	2,017	0.9%	95.8%	96.1%	(0.3)%	9,139	9,087	0.6%	0.0%
Mid-Atlantic	12,577	2,364	2,352	0.5%	95.0%	95.1%	(0.1)%	84,701	84,358	0.4%	0.5%

Southeast FL	1,214	2,861	2,784	2.8%	96.7%	94.9%	1.8%	10,082	9,642	4.6%	4.5%

Denver, CO	1,086	2,246	2,210	1.6%	95.4%	95.7%	(0.3)%	6,979	6,891	1.3%	0.7%

Pacific Northwest	4,807	2,638	2,642	(0.2)%	94.5%	95.1%	(0.6)%	35,953	36,232	(0.8)%	(0.7)%

Northern California
San Jose, CA	4,723	2,918	2,897	0.7%	95.6%	95.6%	0.0%	39,521	39,255	0.7%	1.0%
Oakland - East Bay, CA	4,138	2,647	2,666	(0.7)%	96.2%	96.0%	0.2%	31,596	31,757	(0.5)%	0.9%
San Francisco, CA	3,267	3,325	3,277	1.5%	95.8%	95.4%	0.4%	31,207	30,633	1.9%	2.3%
Northern California	12,128	2,935	2,918	0.6%	95.8%	95.7%	0.1%	102,324	101,645	0.7%	1.3%

Southern California
Los Angeles, CA	11,284	2,543	2,544	0.0%	96.2%	96.5%	(0.3)%	82,822	83,082	(0.3)%	1.1%
Orange County, CA	3,371	2,647	2,567	3.1%	94.8%	95.9%	(1.1)%	25,391	24,892	2.0%	2.4%
San Diego, CA	1,767	2,685	2,658	1.0%	95.8%	97.5%	(1.7)%	13,632	13,734	(0.7)%	0.6%
Southern California	16,422	2,579	2,561	0.7%	95.9%	96.5%	(0.6)%	121,845	121,708	0.1%	1.3%

Total Same Store	69,493	$2,861	$2,839	0.8%	95.9%	96.0%	(0.1)%	$571,828	$567,890	0.7%	1.2%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021.
(2) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 0.2%. See Attachment 14, table 9.
(3) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 14, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 6
AvalonBay Communities, Inc.
Full Year Residential Rental Revenue and Occupancy Changes - Same Store (1)
December 31, 2022
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(2)
											% Change Excluding Rent Relief (3)
		Full Year 2022	Full Year 2021	% Change	Full Year 2022	Full Year 2021	% Change	Full Year 2022	Full Year 2021	% Change

New England	9,618	$3,064	$2,744	11.7%	97.0%	96.2%	0.8%	$343,179	$305,040	12.5%	12.5%

Metro NY/NJ
New York City, NY	3,788	3,717	3,222	15.4%	97.2%	96.7%	0.5%	164,170	141,699	15.9%	15.5%
New York - Suburban	3,202	3,511	3,253	7.9%	95.3%	95.9%	(0.6)%	128,535	119,741	7.3%	6.9%
New Jersey	4,651	3,123	2,768	12.8%	96.4%	96.6%	(0.2)%	168,069	149,286	12.6%	12.9%
Metro NY/NJ	11,641	3,423	3,048	12.3%	96.4%	96.5%	(0.1)%	460,774	410,726	12.2%	12.1%

Mid-Atlantic
Washington Metro	11,015	2,343	2,186	7.2%	95.1%	95.0%	0.1%	294,552	274,425	7.3%	7.4%
Baltimore, MD	1,562	1,976	1,816	8.8%	96.5%	97.4%	(0.9)%	35,720	33,104	7.9%	7.4%
Mid-Atlantic	12,577	2,297	2,140	7.3%	95.3%	95.2%	0.1%	330,272	307,529	7.4%	7.4%

Southeast FL	1,214	2,734	2,253	21.3%	95.9%	96.5%	(0.6)%	38,206	31,644	20.7%	19.6%

Denver, CO	1,086	2,151	1,896	13.4%	95.8%	96.1%	(0.3)%	26,845	23,739	13.1%	12.9%

Pacific Northwest	4,807	2,555	2,218	15.2%	95.2%	95.1%	0.1%	140,384	121,791	15.3%	15.3%

Northern California
San Jose, CA	4,723	2,827	2,605	8.5%	96.0%	96.3%	(0.3)%	153,887	142,172	8.2%	8.1%
Oakland - East Bay, CA	4,138	2,600	2,449	6.2%	96.1%	95.9%	0.2%	124,085	116,633	6.4%	5.7%
San Francisco, CA	3,267	3,237	2,928	10.6%	95.5%	95.5%	0.0%	121,180	109,614	10.6%	10.5%
Northern California	12,128	2,860	2,640	8.3%	95.9%	95.9%	0.0%	399,152	368,419	8.3%	8.1%

Southern California
Los Angeles, CA	11,284	2,550	2,304	10.7%	96.4%	96.3%	0.1%	333,002	300,519	10.8%	10.7%
Orange County, CA	3,371	2,552	2,270	12.4%	96.0%	96.9%	(0.9)%	99,077	88,854	11.5%	11.9%
San Diego, CA	1,767	2,591	2,295	12.9%	96.9%	96.9%	0.0%	53,234	47,172	12.9%	13.5%
Southern California	16,422	2,555	2,296	11.3%	96.4%	96.5%	(0.1)%	485,313	436,545	11.2%	11.3%

Total Same Store	69,493	$2,774	$2,504	10.8%	96.1%	96.0%	0.1%	$2,224,125	$2,005,433	10.9%	10.8%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021 such that a comparison of full year 2021 to full year 2022 is meaningful.
(2) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 10.4%. See Attachment 14, table 9.
(3) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 14, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
December 31, 2022
(Dollars in thousands)
(unaudited)

	Q4 2022	Q4 2021	% Change	Q4 2022 % of Total Opex	Full Year 2022	Full Year 2021	% Change	Full Year 2022 % of Total Opex

Property taxes (2)	$61,366	$58,589	4.7%	35.8%	$242,742	$236,898	2.5%	35.4%
Payroll (3)	35,203	32,800	7.3%	20.5%	143,525	140,325	2.3%	20.9%
Repairs & maintenance (4)	29,959	27,147	10.4%	17.4%	121,846	113,398	7.4%	17.8%
Utilities (5)	19,941	15,907	25.4%	11.6%	74,894	62,272	20.3%	10.9%
Office operations (6)	16,134	13,470	19.8%	9.4%	61,503	51,522	19.4%	9.0%
Insurance (7)	5,994	7,057	(15.1)%	3.5%	27,935	27,961	(0.1)%	4.1%
Marketing (8)	3,003	3,602	(16.6)%	1.8%	13,024	14,078	(7.5)%	1.9%
Total Same Store Residential Operating Expenses	$171,600	$158,572	8.2%	100.0%	$685,469	$646,454	6.0%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three months and year ended December 31, 2022 over the prior year periods due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs at certain of our properties in New York City. The increase for the year ended December 31, 2022 is partially offset by successful appeals in the current year in excess of the prior year. The expiration of property tax incentive programs represents $1,130 or 41% of the 4.7% increase in property taxes for the three months ended December 31, 2022 and $3,898 or 67% of the 2.5% increase in property taxes for the year ended December 31, 2022.

(3)	Payroll costs increased for the three months and year ended December 31, 2022 over the prior year periods primarily due to a refundable payroll tax credit in the prior year periods, merit increases, benefits costs and maintenance overtime, partially offset by a reduction in on-site leasing and administrative personnel.

(4)	Repairs and maintenance increased for the three months and year ended December 31, 2022 over the prior year periods due to increased turnover costs as well as common area amenities which re-opened in 2022 and a decrease in rebates as compared to the prior year periods.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three months and year ended December 31, 2022 over the prior year periods are primarily due to the Company’s implementation of a bulk internet offering at its communities, which is more than offset by bulk internet revenue, as well as increases in electricity rates and trash removal. The increase for the year ended December 31, 2022 is also due to increased gas rates, water and sewer charges and a refund for water and sewer in the prior year not present in the current year.

(6)	Office operations includes administrative costs, legal and eviction costs, land lease expense and association and license fees. The increases for the three months and year ended December 31, 2022 over the prior year periods are primarily due to (i) bad debt expense associated with amounts due from residents for utility reimbursements, damage receipts and other related items, (ii) credit card fees (which are offset in revenue) and (iii) furnished housing furniture rental costs which are more than offset by furnished housing revenue premiums. The increase for the year ended December 31, 2022 over the prior year is also due to government licenses and association fees in Northern California.

(7)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The decrease for the three months ended December 31, 2022 from the prior year period is due to the timing of claims, partially offset by increased property insurance premiums. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)	Marketing costs decreased for the three months and year ended December 31, 2022 from the prior year period due to decreased internet advertising costs and third-party call center costs.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
December 31, 2022
(Dollars in thousands except per home data)
(unaudited)

		Full Year 2022 Maintenance Expensed Per Home			Categorization of Full Year 2022 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	2022 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	69,493	$122	$2,709	$2,831	$62,448	(6)	$37,647	$109,512	$209,607	$542	$1,576
Other Stabilized	7,527	44	2,102	2,146	547,802	(7)	413	2,662	550,877	$55	$354
Development/Redevelopment (8)	8,733	22	787	809	816,630		—	—	816,630	—	—
Dispositions (9)	—	—	—	—	(622,722)		—	—	(622,722)	—	—
Total	85,753	$105	$2,460	$2,565	$804,158		$38,060	$112,174	$954,392	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Expenditures are capitalized for the acquisition or development of new assets or for expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $748 and $8,902, respectively, related to commercial space.
(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities under construction/reconstruction during the period, including communities where construction/reconstruction is complete.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q4 2022	$10,430	$11,600
Q3 2022	$9,131	$12,934
Q2 2022	$8,193	$13,417
Q1 2022	$7,100	$12,088

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2022
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Rental Rev				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of January 12, 2023			Q4 '22

	Communities Under Construction:
1.	Avalon Harrison (1)	Harrison, NY	143	$94	Q4 2018	Q3 2021	Q2 2023	Q3 2023	$4,070	58%	54%	52%	52%
2.	Avalon Somerville Station	Somerville, NJ	374	122	Q4 2020	Q2 2022	Q3 2023	Q1 2024	3,070	68%	59%	53%	42%
3.	Avalon North Andover	North Andover, MA	221	78	Q2 2021	Q4 2022	Q3 2023	Q4 2023	2,665	57%	38%	31%	21%
4.	Avalon Brighton	Boston, MA	180	89	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,315	—	1%	—	—
5.	Avalon Merrick Park	Miami, FL	254	101	Q2 2021	Q1 2023	Q2 2023	Q1 2024	2,835	—	—	—	—
6.	Avalon Amityville I	Amityville, NY	338	135	Q2 2021	Q4 2023	Q2 2024	Q4 2024	3,110	—	—	—	—
7.	Avalon Bothell Commons I	Bothell, WA	467	236	Q2 2021	Q3 2023	Q3 2024	Q2 2025	2,965	—	—	—	—
8.	Avalon Westminster Promenade	Westminster, CO	312	110	Q3 2021	Q1 2024	Q2 2024	Q1 2025	2,130	—	—	—	—
9.	Avalon West Dublin	Dublin, CA	499	270	Q3 2021	Q4 2023	Q1 2025	Q2 2025	3,245	—	—	—	—
10.	Avalon Princeton Circle	Princeton, NJ	221	88	Q4 2021	Q2 2023	Q1 2024	Q3 2024	3,565	—	—	—	—
11.	Avalon Montville	Montville, NJ	349	127	Q4 2021	Q4 2023	Q3 2024	Q4 2024	2,895	—	—	—	—
12.	Avalon Redmond Campus (2)	Redmond, WA	214	80	Q4 2021	Q3 2023	Q1 2024	Q3 2024	2,795	—	—	—	—
13.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q2 2024	Q3 2024	Q2 2025	2,690	—	—	—	—
14.	Avalon West Windsor (1)	West Windsor, NJ	535	201	Q2 2022	Q3 2024	Q4 2025	Q2 2026	2,995	—	—	—	—
15.	Avalon Durham	Durham, NC	336	125	Q2 2022	Q2 2024	Q3 2024	Q2 2025	2,270	—	—	—	—
16.	Avalon Annapolis	Annapolis, MD	508	202	Q3 2022	Q3 2024	Q3 2025	Q2 2026	2,700	—	—	—	—
17.	Kanso Milford	Milford, MA	162	66	Q4 2022	Q1 2024	Q3 2024	Q1 2025	2,590	—	—	—	—
	Total / Weighted Average Under Construction		5,417	$2,259					$2,900

	Communities Completed this Quarter:
1.	Avalon Harbor Isle	Island Park, NY	172	$94	Q4 2020	Q2 2022	Q4 2022	Q2 2023	$4,720	100%	70%	69%	50%
	Communities Completed Subtotal/Weighted Average		172	$94					$4,720

	Total/Weighted Average Under Construction and Completed this quarter		5,589	$2,353					$2,815

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.8%

Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$2,353
	Total Capital Cost, disbursed to date			(1,183)
	Total Capital Cost, remaining to invest			$1,170

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon Harrison (27,000 sf) and Avalon West Windsor (19,000 sf).

(2)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus wholly-owned community, where 48 existing older apartment homes were demolished and are being replaced by Avalon Redmond Campus. As a densification, this community is excluded from the weighted average projected NOI as a % of Total Capital Cost.

(3)	Q4 2022 total NOI for the 18 communities presented was $2.4 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2022
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Debt		Disposition Gains and Other Activity (1)(4)
		AVB	Apartment	Q4	Full Year	Principal	Interest	Q4	Full Year
Venture	Communities	Ownership	Homes	2022	2022	Amount (1)	Rate (3)	2022	2022

NYTA MF Investors LLC	5	20.0%	1,301	$10,255	$39,325	$395,189	3.88%	$—	$—
Archstone Multifamily Partners AC LP (the "U.S. Fund")	—	28.6%	—	—	8,042	—	—%	—	137,642
MVP I, LLC	1	25.0%	313	2,111	8,094	103,000	3.24%	—	—
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,236	4,119	19,731	3.40%	—	—
Avalon Alderwood MF, LLC	1	50.0%	328	1,687	4,426	—	—%	—	—
Total Unconsolidated Real Estate Investments	8		2,247	$15,289	$64,006	$517,920	3.73%	$—	$137,642

Development Communities
			Projected					Avg	%
				Total Capital		Projected		Monthly	Complete
		AVB	Apartment	Cost		Initial		Rental Rev	As of January 12, 2023
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Per Home

Under Construction:
Arts District Joint Venture (5)	Los Angeles, CA	25.0%	475	$276	Q3 2020	Q3 2023	Q4 2023	$3,360	—

(1)NOI, debt principal amount, disposition gains and other activity and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of December 31, 2022.
(4)During the year ended December 31, 2022, the U.S. Fund sold its final three communities. The Company’s portion of the disposition gains was $38,144, and is recognized in income from investments in unconsolidated entities, as presented on Attachment 1 – Condensed Consolidated Operating Information. With the disposition of these communities, the Company recognized $4,690 in joint venture income associated with its promoted interest in the U.S. Fund.
(5)This development is expected to include 56,000 square feet of commercial space. The Company has funded its equity commitment. The venture has a variable rate construction loan with a maximum borrowing of $167,147 to fund the remaining development costs representing approximately 60% of Total Capital Cost, of which $86,664 has been drawn at December 31, 2022.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2022
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2023	$8,300	$600,000	$608,300
Fixed rate	$270,677	3.4%	2024	9,100	450,000	459,100
Variable rate	457,150	5.3%	2025	9,700	825,000	834,700
Subtotal, secured notes	727,827	4.6%	2026	10,600	775,000	785,600
			2027	249,000	400,000	649,000
Unsecured notes			2028	17,600	850,000	867,600
Fixed rate	7,500,000	3.3%	2029	74,750	450,000	524,750
Variable rate	150,000	5.4%	2030	9,000	700,000	709,000
Subtotal, unsecured notes	7,650,000	3.3%	2031	9,600	600,000	609,600
			2032	10,300	700,000	710,300
Variable rate facility (3)	—	—%	Thereafter	319,877	1,300,000	1,619,877
Commercial paper (3)	—	—%		$727,827	$7,650,000	$8,377,827
Total Debt	$8,377,827	3.4%

SELECT DEBT METRICS

Q4 2022 Net Debt-to-Core EBITDAre (4)	4.5x	Q4 2022 Interest Coverage (4)	7.2x	Full Year 2022 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	7.9

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	December 31, 2022	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	26.9%	<	65%
Combined EBITDA to Combined Debt Service	6.15x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	25.1%	<	65%
Secured Indebtedness to Capitalization Value (5)	2.9%	<	40%

Unsecured Senior Notes Covenants (6)	December 31, 2022	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.8%	<	65%
Secured Indebtedness to Total Assets (7)	2.7%	<	40%
Unencumbered Assets to Unsecured Indebtedness	326.1%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.47x	>	1.50x

(1)
Rates are as of December 31, 2022 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at December 31, 2022 under the Company's (i) $2.25 billion Credit Facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of December 31, 2022, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2022
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Market	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (2)	Cap Rate	IRR

2013 - 2017:
28 Communities (3)	12.5	$2,492,850	$1,121,458	$381,182	$740,276	5.1%	12.5%

2018:
8 Communities (4)	6.7	$618,750	$195,115	$102,170	$92,945	4.6%	7.6%

2019:
6 Communities	9.8	$427,600	$166,105	$95,233	$70,872	4.6%	8.2%

2020:
9 Communities	14.0	$627,750	$340,444	$129,743	$210,701	4.4%	10.8%

2021:
9 Communities	21.9	$867,200	$602,235	$257,542	$344,693	3.7%	10.5%

2022:
9 Communities	11.7	$924,450	$555,558	$150,377	$405,181	4.0%	12.0%

2013 - 2022 Total:
69 Communities	13.2	$5,958,600	$2,980,915	$1,116,247	$1,864,668	4.6%	11.1%
(1)Provides disposition activity for consolidated communities for the most recent 10 year period.
(2)See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(3)Communities sold during this period include the following considerations:
i.2013 and 2014 results include the sale of four and two Archstone communities, respectively, for gross sales price and weighted average Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.
ii.2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.
(4)2018 results exclude the five communities located in New York, NY that the Company contributed to the NYTA MF Investors LLC.

Attachment 13
AvalonBay Communities, Inc.
2023 Financial Outlook
As of February 8, 2023
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)

	2022 Actual	Full Year 2023 Projected			2023 Midpoint	Change
EPS	$8.12	$6.25	to	$6.75	$6.50	(20.0)%
FFO per share	$9.67	$9.99	to	$10.49	$10.24	5.9%
Core FFO per share	$9.79	$10.06	to	$10.56	$10.31	5.3%

Assumptions				Key Capital Items
	US	AVB Established Regions	AVB Expansion Regions	New capital sourced from capital markets activity and asset sales	$400

				Capital sourced in 2022 from the Equity Forward (4)	$490
2023 Growth assumptions (2):
Expected job growth	0.6%	0.5%	1.0%	Capital used for debt redemptions and amortization	$610
Expected total personal income growth	4.2%	4.4%	5.5%
Expected new supply	2.7%	1.6%	3.5%	Capital used for investment activities (5)	$1,170
				Projected cash and cash equivalents, 12/31/2023	$85
Same Store assumptions:
Residential revenue change	4.0% to 6.0%
Residential Opex change	5.75% to 7.25%
Residential NOI change	3.0% to 5.5%			Additional Information

Capitalized interest	$45 to $55				Apartment	Q4 2022
					Homes	NOI (1)
Expected capital cost for Development started in 2023	$875			Q4 2022 NOI - recast for 2023 segments
				Residential NOI
				Same Store	75,707	$430,755
Development homes completed and delivered in 2023	2,125			Other Stabilized	3,743	20,237
				Development	714	3,406
Development homes occupied in 2023	1,550			Redevelopment	5,589	2,075
				Commercial NOI	N/A	9,242
2023 Projected Residential NOI - Development	$18 to $24			Total	85,753	$465,715

Structured Investment Program (SIP)
New commitments in 2023	$75 to $125
Total amount funded in 2023	$50 to $100

Expensed overhead (3)	$187 to $197

Expensed overhead, included in Core FFO (3)	$186 to $196

(1)See Attachment 14 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share and the reconciliation of net income to NOI.
(2)Sources: National Association for Business Economics, Moody's Analytics, CoStar and AVB Market Research Group. Expected apartment deliveries reflect new market rate apartment deliveries as a percentage of existing market rate apartment inventory.
(3)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of executive transition compensation costs as well as legal and other settlements as detailed on Attachment 14, table 8.
(4)The Company entered into forward contracts during the second quarter of 2022 to sell 2,000,000 shares of common stock by the end of 2023.
(5)Includes (i) development and redevelopment activity, including land, (ii) funding the Company's SIP commitments and (iii) joint venture funding.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2022
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Monthly Rental Revenue per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Rental Revenue per Occupied Home is calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Sixth Amended and Restated Revolving Loan Agreement dated as of September 27, 2022 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, as amended on October 27, 2022, which have been or will be filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2021 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Attachment 14

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q4
2022
Net income	$241,164
Interest expense and loss on extinguishment of debt	59,400
Income tax expense	6,683
Depreciation expense	207,232
EBITDA	$514,479

Gain on sale of communities	(88,065)
Unconsolidated entity EBITDAre adjustments (1)	2,728
EBITDAre	$429,142

Unconsolidated entity gains, net	(6,367)
Structured Investment Program loan reserve	(21)
Advocacy contributions	100
Loss on interest rate contract	267
Executive transition compensation costs	411
Severance related costs	458
Expensed transaction, development and other pursuit costs, net of recoveries	5,507
Gain on for-sale condominiums	(104)
For-sale condominium marketing, operating and administrative costs	485
Gain on other real estate transactions, net	(4,944)
Legal settlements	1,206
Core EBITDAre	$426,140

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the year ended December 31, 2022 is presented in Attachment 12.

Attachment 14

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 14

TABLE 2
	Q4	Q4	Full Year	Full Year
	2022	2021	2022	2021
Net income attributable to common stockholders	$241,293	$335,209	$1,136,775	$1,004,299
Depreciation - real estate assets, including joint venture adjustments	205,977	195,749	810,611	753,755
Distributions to noncontrolling interests	12	12	48	48
Gain on sale of unconsolidated entities holding previously depreciated real estate	(82)	—	(38,144)	(23,305)
Gain on sale of previously depreciated real estate	(88,065)	(213,881)	(555,558)	(602,235)
Casualty loss on real estate	—	2	—	3,119
FFO attributable to common stockholders	359,135	317,091	1,353,732	1,135,681

Adjusting items:
Unconsolidated entity gains, net (1)	(6,367)	(5,814)	(8,355)	(14,870)
Joint venture promote (2)	—	—	(4,690)	—
Structured Investment Program loan reserve (3)	(21)	—	1,632	—
Loss on extinguishment of consolidated debt	—	19	1,646	17,787
Loss (gain) on interest rate contract	267	—	(229)	(2,654)
Advocacy contributions	100	59	634	59
Executive transition compensation costs	411	411	1,631	3,010
Severance related costs	458	(73)	1,097	313
Expensed transaction, development and other pursuit costs, net of recoveries (4)	5,507	788	13,288	1,363
Gain on for-sale condominiums (5)	(104)	(1,059)	(2,217)	(3,110)
For-sale condominium marketing, operating and administrative costs (5)	485	634	2,129	4,087
For-sale condominium imputed carry cost (6)	271	1,252	2,306	7,031
Gain on other real estate transactions, net	(4,944)	(95)	(5,039)	(2,097)
Legal settlements	1,206	39	(2,212)	1,139
Income tax expense (7)	6,683	4,299	14,646	5,733
Core FFO attributable to common stockholders	$363,087	$317,551	$1,369,999	$1,153,472

Average shares outstanding - diluted	140,007,823	139,928,816	139,975,087	139,717,399

Earnings per share - diluted	$1.72	$2.40	$8.12	$7.19
FFO per common share - diluted	$2.57	$2.27	$9.67	$8.13
Core FFO per common share - diluted	$2.59	$2.27	$9.79	$8.26

(1) Amounts consist primarily of net unrealized gains on technology investments.
(2) Amount for 2022 is for the Company's recognition of its promoted interest in the U.S. Fund.
(3) Amounts are the expected credit losses associated with the Company's lending commitments under its Structured Investment Program. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(4) Amount for 2022 includes the charges of $10,073 primarily related to development opportunities in the Pacific Northwest and Southern California that we determined are no longer probable.
(5) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net expense of $381 for Q4 2022 and net gain $88 for full year 2022 and a net gain of $425 for Q4 2021 and net expense of $977 for full year 2021, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(6) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(7) Amounts are primarily for the recognition of taxes associated with The Park Loggia.

Attachment 14

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2022 is as follows (dollars in thousands):

TABLE 3

Core EBITDAre (1)	$426,140

Interest expense (2)	$59,400

Interest Coverage	7.2 times

(1) For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of gain on interest rate contract.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 14

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2022 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$8,377,827
Cash and cash in escrow	(734,245)
Net debt	$7,643,582

Core EBITDAre (2)	$426,140

Core EBITDAre, annualized	$1,704,560

Net Debt-to-Core EBITDAre	4.5 times

(1) Balance at December 31, 2022 excludes $47,695 of debt discount and deferred financing costs as reflected in unsecured notes, net, and $14,087 of debt discount and deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, income tax expense (benefit), casualty loss, gain on sale of communities, gain on other real estate transactions, net, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 14

TABLE 5
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2022	2021	2022	2022	2022	2022	2021
Net income	$241,164	$335,298	$494,632	$138,566	$262,076	$1,136,438	$1,004,356
Property management and other indirect operating expenses, net of corporate income	26,081	24,555	29,374	30,632	28,113	114,200	98,665
Expensed transaction, development and other pursuit costs, net of recoveries	6,700	1,331	6,514	2,364	987	16,565	3,231
Interest expense, net	57,461	55,711	57,290	58,797	56,526	230,074	220,415
Loss on extinguishment of debt, net	—	19	1,646	—	—	1,646	17,787
General and administrative expense	20,741	16,481	14,611	21,291	17,421	74,064	69,611
Income from investments in unconsolidated entities	(6,820)	(5,626)	(43,777)	(2,480)	(317)	(53,394)	(38,585)
Depreciation expense	207,232	197,036	206,658	199,302	201,786	814,978	758,596
Income tax expense (benefit)	6,683	4,299	5,651	(159)	2,471	14,646	5,733
Casualty loss	—	2	—	—	—	—	3,119
Gain on sale of communities	(88,065)	(213,881)	(318,289)	(404)	(148,800)	(555,558)	(602,235)
Gain on other real estate transactions, net	(4,944)	(95)	(15)	(43)	(37)	(5,039)	(2,097)
Net for-sale condominium activity	381	(425)	(304)	71	(236)	(88)	977
NOI from real estate assets sold or held for sale	(899)	(12,192)	(4,839)	(7,811)	(9,197)	(22,746)	(61,105)
NOI	465,715	402,513	449,152	440,126	410,793	1,765,786	1,478,468

Commercial NOI	(9,242)	(7,945)	(11,005)	(7,673)	(8,224)	(36,144)	(25,326)
Residential NOI	$456,473	$394,568	$438,147	$432,453	$402,569	$1,729,642	$1,453,142

Residential NOI
Same Store:
New England	$60,055	$51,816	$58,675	$56,523	$51,901	$227,154	$195,526
Metro NY/NJ	86,109	74,329	80,865	78,483	74,707	320,164	280,448
Mid-Atlantic	59,210	53,727	55,903	55,767	53,946	224,826	206,638
Southeast FL	6,468	5,904	6,359	6,161	5,965	24,953	19,642
Denver, CO	5,121	4,486	4,904	4,900	4,727	19,652	16,451
Pacific NW	25,133	21,598	25,325	25,212	23,122	98,792	82,133
N. California	73,348	67,052	72,440	71,439	67,807	285,034	260,509
S. California	85,278	81,237	83,926	89,070	81,541	339,815	299,102
Total Same Store	400,722	360,149	388,397	387,555	363,716	1,540,390	1,360,449
Other Stabilized	37,095	25,081	33,432	30,973	26,846	128,346	68,392
Development/Redevelopment	18,656	9,338	16,318	13,925	12,007	60,906	24,301
Residential NOI	$456,473	$394,568	$438,147	$432,453	$402,569	$1,729,642	$1,453,142

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2022	2021	2022	2022	2022	2022	2021

Revenue from real estate assets sold or held for sale	$1,265	$19,694	$7,315	$11,956	$14,838	$35,374	$99,684
Operating expenses from real estate assets sold or held for sale	(366)	(7,502)	(2,476)	(4,145)	(5,641)	(12,628)	(38,579)
NOI from real estate assets sold or held for sale	$899	$12,192	$4,839	$7,811	$9,197	$22,746	$61,105

Attachment 14

Commercial NOI is composed of the following components (in thousands):

TABLE 7
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2022	2021	2022	2022	2022	2022	2021

Commercial Revenue	$10,891	$9,284	$12,577	$9,235	$9,924	$42,627	$31,015
Commercial Operating Expenses	(1,649)	(1,339)	(1,572)	(1,562)	(1,700)	(6,483)	(5,689)
Commercial NOI	$9,242	$7,945	$11,005	$7,673	$8,224	$36,144	$25,326

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2022, or which were acquired subsequent to January 1, 2021. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year 2023 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Q1 2023	$1.05	$1.15
Depreciation (real estate related)	1.41	1.41
Projected FFO per share (diluted) - Q1 2023	2.46	2.56
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Projected Core FFO per share (diluted) - Q1 2023	$2.47	$2.57

Projected EPS (diluted) - Full Year 2023	$6.25	$6.75
Depreciation (real estate related)	5.67	5.67
Gain on sale of communities	(1.93)	(1.93)
Projected FFO per share (diluted) - Full Year 2023	9.99	10.49

Expensed transaction, development and other pursuit costs, net of recoveries	0.03	0.03
Executive transition compensation costs	0.01	0.01
Structured Investment Program loan reserve	0.01	0.01
Income tax expense	0.02	0.02
Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.01	0.01
Gain on other real estate transactions, net	(0.01)	(0.01)
Projected Core FFO per share (diluted) - Full Year 2023	$10.06	$10.56

(1) The Park Loggia adjustments include expected operating expenses, GAAP gain and imputed carry costs for unsold condominiums held in inventory.

Attachment 14

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 714 apartment homes that is currently under active redevelopment as of December 31, 2022.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q4	Q4	Q3	Full Year	Full Year
	2022	2021	2022	2022	2021
Residential rental revenue (GAAP basis)	$571,828	$518,381	$567,890	$2,224,125	$2,005,433
Residential concessions amortized	2,629	11,829	2,883	18,923	58,855
Residential concessions granted	(4,588)	(4,429)	(1,932)	(10,514)	(42,131)

Residential Rental Revenue with Concessions on a Cash Basis	$569,869	$525,781	$568,841	$2,232,534	$2,022,157

		Q4 2022 vs. Q4 2021	Q4 2022 vs. Q3 2022		Full Year 2022 vs. Full Year 2021

% change -- GAAP revenue		10.3%	0.7%		10.9%

% change -- cash revenue		8.4%	0.2%		10.4%

Attachment 14

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2022 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2021, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue and government rent relief

The following table provides uncollectible Residential lease revenue as a percentage of total Residential rental revenue in the aggregate and excluding amounts recognized from government rent relief programs in each respective period. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2023 absent additional funding from the Federal government.

TABLE 10
	Same Store Uncollectible Residential Lease Revenue
	Q4		Q3		Q2		Q1		Q4
	2022		2022		2022		2022		2021
	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief
New England	1.1%	1.7%	0.8%	1.5%	0.4%	2.0%	0.7%	2.5%	0.3%	2.1%
Metro NY/NJ	2.2%	3.0%	1.4%	2.6%	2.0%	3.0%	2.4%	3.7%	2.1%	3.9%
Mid-Atlantic	2.0%	2.4%	2.1%	2.7%	1.9%	2.5%	1.8%	2.6%	1.6%	2.6%
Southeast FL	2.5%	3.2%	2.8%	3.4%	1.4%	2.8%	1.6%	4.2%	1.6%	2.8%
Denver, CO	0.6%	1.6%	0.2%	0.7%	0.6%	1.5%	0.4%	0.9%	0.3%	0.8%
Pacific NW	0.8%	1.1%	0.9%	1.3%	—%	0.7%	0.5%	1.1%	1.1%	1.8%
N. California	1.8%	2.2%	1.0%	2.1%	0.6%	2.8%	2.0%	3.6%	2.0%	3.8%
S. California	5.2%	5.6%	4.1%	5.6%	(0.8)%	6.7%	3.3%	9.6%	1.8%	9.8%
Total Same Store	2.5%	3.0%	1.9%	2.9%	0.7%	3.4%	2.0%	4.5%	1.6%	4.5%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2022 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2022 is as follows (dollars in thousands):

Attachment 14

TABLE 11
Full Year 2022
NOI
Residential NOI:
Same Store	$1,540,390
Other Stabilized	128,346
Development/Redevelopment	60,906
Total Residential NOI	1,729,642
Commercial NOI	36,144
NOI from real estate assets sold or held for sale	22,746
Total NOI generated by real estate assets	1,788,532
Less NOI on encumbered assets	(85,501)
NOI on unencumbered assets	$1,703,031

Unencumbered NOI	95%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.